Exhibit 99.1

Dear Fellow Investor,

We are pleased to announce today that our Board of Directors has approved our new estimated Net Asset Value (“NAV”) per share. I am pleased to inform you that the NAV per share for RW Holdings NNN REIT, Inc. is $10.27, which is a $0.11 increase from the prior year. Effective February 1, 2020, this new NAV per share will be the public offering price of our Class C common stock (“Founder’s Shares”).

The NAV calculation methodology is thoroughly explained in our Prospectus, which can be reviewed by clicking “Review Prospectus” below. In summary, our REIT retained an independent real estate valuation firm, Cushman & Wakefield, which reviewed all of our properties and developed an estimated range of values for each of them and combined this information with the value of our other REIT assets and liabilities to estimate a range of the net asset value of our company. Our Board of Directors, including all of our independent directors, considered the information prepared by Cushman & Wakefield as well as other information provided by management and, based on our total fully-diluted outstanding shares as of December 31, 2019, determined the new per-share valuation.

Thank you for your trusted investment in our Founder’s Shares. We look forward to servicing your real estate investment needs for many more years. If you are interested in investing more, links to our prospectus and online portal are listed below.

REVIEW PROSPECTUS

INVEST MORE

If you have any questions, please email us at EMAIL.

Sincerely,

Aaron S. Halfacre, CFA, CAIA
Chief Executive Officer
RW Holdings NNN REIT, Inc.

Securities offered through North Capital Private Securities Corporation, member FINRA and SIPC.